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                                                                    EXHIBIT 10.2

                            TAX ALLOCATION AGREEMENT

                  This TAX ALLOCATION AGREEMENT is dated as of September __, 2000, between THE DUN & BRADSTREET CORPORATION, a Delaware corporation (the "Corporation"), and THE NEW D&B CORPORATION, a Delaware corporation ("New D&B") (collectively, the "Parties").

                  WHEREAS, as of the date hereof, the Corporation is the common parent of an affiliated group of domestic corporations within the meaning of
Section 1504(a) of the Code, including Dun & Bradstreet, Inc. ("D&B Opco Inc.") and Moody's Investors Service, Inc. ("Moody's"), and others, and the members of the affiliated group have heretofore joined in filing consolidated federal income tax returns;

                  WHEREAS, the Board of Directors of the Corporation has determined that it is appropriate, desirable and in the best interests of the Corporation and its businesses, as well as holders of shares of common stock, par value $0.01 per share, of the Corporation (the "D&B Common Stock") to take certain steps to reorganize the Corporation's Subsidiaries (as defined herein) and businesses and to distribute to the holders of D&B Common Stock all the outstanding shares of common stock of New D&B, together with associated Rights (collectively, the "New D&B Common Shares");

                  WHEREAS, as a result of the Reorganization (as defined herein) and Distribution (as defined herein), New D&B, D&B Opco Inc., and others, will not be included in the consolidated federal income tax return of the Corporation for the portion of the year following the Distribution or in future years;

                  WHEREAS, the Parties desire to allocate the tax burdens and benefits of transactions which occurred on or prior to the Distribution Date and to provide for certain other tax matters, including the assignment of responsibility for the preparation and filing of tax returns, the payment of taxes, and the prosecution and defense of any tax controversies;

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.        DEFINITIONS

                  SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Adjusted Taxes" shall mean all Tax liabilities (or refunds of Taxes) arising from any audit adjustment (including any state, local or foreign audit adjustment resulting from a federal audit adjustment). Adjusted Taxes shall include Tax liabilities (or refunds of Taxes) shown on Tax Returns filed


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in any jurisdiction (x) in which no Tax Return with respect to such Taxes was filed prior to the Distribution Date or (y) in which Tax Returns are filed or a Tax liability becomes due as a result of action by a Governmental Authority in such jurisdiction.

                  (b) "Agreement" shall mean this Tax Allocation Agreement.

                  (c) "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Distribution Agreement, the Conveyance and Assumption Agreements, the Employee Benefits Agreement, the Shared Transaction Services Agreement, the Transition Services Agreement, the Data Services Agreement, the Distribution Agent Agreement, the Insurance and Risk Management Services Agreement and the Intellectual Property Assignment.

                  (d) "Audited Party" shall have the meaning as defined in
Section 4.2(a).

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

                  (f) "Combined and Consolidated Income Taxes" shall mean Income Taxes other than Separate Company Foreign, State or Local Income Taxes.

                  (g) "Controlled Entity" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

                  (h) "Deferred Compensation Adjustment" shall mean a Deferred Compensation Deduction that is disallowed for the issuer of the stock with respect to which the option is being exercised on the basis that the Deferred Compensation Deduction should have been taken by the employer of the individual exercising such option or on the basis of Section 280G of the Code.

                  (i) "Deferred Compensation Deduction" shall mean a deduction with respect to deferred compensation payments, the exercise of stock options, the lapse of restrictions on restricted stock awards and/or the issuance of shares in respect of performance share units in the Corporation or New D&B by any former employee of the Pre-Distribution D&B Group


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(whether or not such employee was employed by any member of the New D&B Group or the Moody's Group after the Distribution Date).

                  (j) "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of D&B Common Stock as of the Distribution Record Date of the New D&B Common Shares owned by the Corporation on the basis of one New D&B Common Share for each two outstanding shares of D&B Common Stock.

                  (k) "Distribution Agreement" shall mean the agreement between the Corporation and New D&B, dated as of September __, 2000, to, among other things, allocate certain assets and allocate and assign responsibility for certain liabilities of the Corporation and its current and former Subsidiaries.

                  (l) "Distribution Date" shall mean September __, 2000.

                  (m) "Distribution Record Date" shall mean such date as may be determined by the Corporation's Board of Directors as the record date for the determination of holders entitled to receive the Distribution.

                  (n) "Eligible Amount" shall have the meaning as defined in
Section 4.1.

                  (o) "Employing Member" shall have the meaning as defined in
Section 4.2(a).

                  (p) "Excess Amount" shall have the meaning as defined in
Section 4.2(d).

                  (q) "FICA" shall have the meaning as defined in Section
4.2(a).

                  (r) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                  (s) "Income Tax Return" shall mean any Tax Return relating to Income Taxes.

                  (t) "Income Taxes" shall mean any federal, state, local or foreign Taxes determined by reference to income, net worth, gross receipts or capital or any federal, state, local or foreign Taxes imposed in lieu of income Taxes.

                  (u) "Indemnifying Party" shall have the meaning as defined in
Section 3.6(c).

                  (v) "Indemnitee" shall have the meaning as defined in Section 3.6(c).

                  (w) "Independent Firm" shall have the meaning as defined in
Section 5.1(a).

                  (x) "IRS" shall mean the Internal Revenue Service.

                  (y) "Moody's Group" shall have the meaning as defined in the Distribution Agreement.


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                  (z) "New D&B Group" shall have the meaning as defined in the
Distribution Agreement.

                  (aa) "Nonperforming Party" shall have the meaning as defined in Section 5.2.

                  (bb) "Other Taxes" shall mean any federal, state, local or foreign Taxes other than Income Taxes.

                  (cc) "Parties" shall have the meaning as defined in the recitals hereto.

                  (dd) "Post-Distribution Tax Period" shall mean any period beginning after the Distribution Date and the portion of any period including but ending after the Distribution Date that begins on the day following the Distribution Date.

                  (ee) "Pre-Distribution Tax Period" shall mean any period ending on or before the Distribution Date and the portion of any period including but ending after the Distribution Date that ends on the Distribution Date.

                  (ff) "Pre-Distribution D&B Group" shall mean the Corporation and all of its Subsidiaries (direct and indirect, domestic and foreign) at any time prior to the Distribution.

                  (gg)  "Proceeding" shall have the meaning as defined in
Section 5.1(a).

                  (hh) "Reorganization" shall mean the series of contributions and distributions of Controlled Entities and assets, transfers, including transfers of real property, and assumptions of liabilities, and other transactions whereby the New D&B Group and the Moody's Group are formed and all Controlled Entities of the Corporation prior to the Distribution (other than New D&B and the members of the Moody's Group) are placed under the control of New D&B in preparation for the Distribution.

                  (ii) "Reorganization Tax Payment" shall mean the payment of any Tax for which either Party is liable pursuant to Section 3.4 of this Agreement and the imposition and/or payment of which will permit the other Party or any of its Subsidiaries to increase deductions, losses or Tax credits or decrease income, gains or recapture of Tax credits for any taxable period or periods.

                  (jj) "Separate Company State, Local or Foreign Income Taxes" shall mean any Taxes with respect to a state, local or foreign Income Tax Return filed on a separate basis for the most recent Tax period in which an Income Tax Return was filed prior to the Distribution Date (whether or not it is subsequently determined that such Income Tax Return should have been filed on a combined basis).


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                  (kk) "Shared Liability Tax Items" shall mean Tax Items in
respect of which the Parties share liability for Taxes pursuant to the terms of this Agreement or any Ancillary Agreement.

                  (ll) "Subsidiary" shall have the meaning as defined in the Distribution Agreement.

                  (mm) "Tax" or "Taxes" whether used in the form of a noun or adjective, shall mean taxes on or measured by income, capital, net worth, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another Party for indemnified taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.

                  (nn) "Tax Benefit" shall mean the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar
Tax) of a corporation or group of affiliated corporations to an applicable taxing authority is reduced (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability.

                  (oo) "Tax Detriment" shall mean the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar
Tax) of a corporation or group of affiliated corporations to an applicable taxing authority is increased plus any interest or penalties due to such government or jurisdiction relating to such Tax liability.

                  (pp) "Tax Item" shall mean any item of income, capital gain, net operating loss, capital loss, deduction, credit or other Tax attribute relevant to the calculation of a Tax liability.

                  (qq) "Tax Returns" shall mean all reports or returns (including information returns) required to be filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

                  (rr) "Timing Adjustment" shall mean any adjustment which (x) decreases deductions, losses or credits or increases income (including any increases in income where no income was previously reported), gains or recapture of Tax credits for the


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period in question, and for which either Party is liable pursuant to this
Agreement, and (y) will permit an increase in deductions, losses or Tax credits or a decrease in income, gains or recapture of Tax credits for another taxable period, and with respect to which the other Party or any of its Subsidiaries benefits.

                  (ss) "Unadjusted Taxes" shall mean Tax liabilities (or refunds of Taxes) shown as due (or, in the case of a refund, as receivable) on a Tax Return. Unadjusted Taxes shall not include Tax liabilities (or refunds of Taxes) shown on Tax Returns filed in any jurisdiction (x) in which no Tax Return with respect to such Taxes was filed prior to the Distribution Date or (y) in which Tax Returns are filed or a Tax liability becomes due as a result of action by a Governmental Authority in such jurisdiction.

                  SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II.       PREPARATION AND FILING OF TAX RETURNS

                  SECTION 2.1.  Predistribution Tax Returns.

                  (a) All federal Income Tax Returns and combined state, local and foreign Income Tax Returns of the Pre-Distribution D&B Group for the 1999 and 2000 Tax years shall be prepared by New D&B and filed by the Corporation, provided such Tax Returns are prepared in accordance with Section 2.3 hereof.

                  (b) In the case of Tax Returns for non-combined foreign, state and local Income Taxes and Other Taxes of any member of the Pre-Distribution D&B Group that may be or are required to be filed for any period beginning before the Distribution Date, New D&B shall prepare and file such Tax Returns (or shall cause such Tax Returns to be prepared and filed) if they relate to a member of the New D&B Group and the Corporation shall prepare and file such Tax Returns (or shall cause such Tax Returns to be prepared and filed) if they relate to a member of the Moody's Group.

                  (c) In the case of any partnership in which a member of the Pre-Distribution D&B Group is the designated tax matters


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partner, the Corporation or New D&B, as the case may be, shall cause such entity to prepare and file such partnership's Tax Returns for all periods beginning prior to the Distribution Date.

                  SECTION 2.2.  Post-Distribution Tax Returns.

                  (a) The filing of all Tax Returns for periods beginning on or after the Distribution Date shall be the responsibility of the Corporation if they relate to any member of the Moody's Group and shall be the responsibility of New D&B if they relate to any member of the New D&B Group.

                  (b) In the case of any partnership in which a member of the Pre-Distribution D&B Group is the designated tax matters partner, the Corporation or New D&B, as the case may be, shall cause such entity to continue to prepare and file such partnership's Tax Returns.

                       SECTION 2.3. Manner of Preparation.

                  (a) Unless otherwise required by the IRS, any Governmental Authority or a court, the Parties hereby agree to treat the Distribution Date as the last day on which any member of the New D&B Group was included in the Pre-Distribution D&B Group and to file all Tax Returns, and to take all other actions, in a manner consistent with such position. For any period that includes but does not end on the Distribution Date, to the extent permitted by law or administrative practice, the taxable year of each member of the Pre-Distribution D&B Group and any group of such members shall be treated as ending on the Distribution Date.

                  (b) In the case of federal Income Tax Returns and combined state, local and foreign Income Tax Returns, the non-preparing Party to be included in such Tax Returns shall prepare, in a manner consistent with prior practice, a tax package for itself and each of its Subsidiaries included in the relevant Tax Return and shall provide such tax package to the Party preparing the Tax Return at least 90 days prior to the due date (including extensions) of the Tax Return. Each such tax package shall be in the form of pro forma Tax Returns for the non-preparing Party and each of its included Subsidiaries.

                  (c) To the extent not inconsistent with Section 2.3(d) of this Agreement, with regard to Tax Returns to be prepared by one Party or any of its Subsidiaries with respect to which the other Party has liability under Article III hereof, the preparing Party shall submit such Tax Return to the other Party at least 30 days prior to the date on which such Tax Return is due (including extensions). The other Party shall submit its comments to the preparing Party within 10 days of receipt of such Tax Return. The preparing Party shall alter the Tax Return to reflect the comments of the other Party with respect to Tax Items in respect of which the other Party is wholly liable for Taxes unless the


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preparing Party receives an opinion of tax counsel, which counsel shall be reasonably acceptable to the other Party, to the effect that such alteration would create a significant risk of the imposition of a penalty on the filing Party or any of its Subsidiaries. New D&B shall propose the positions to be taken with respect to any Shared Liability Tax Items, and the Parties shall attempt to reach agreement on positions taken with respect to the Shared Liability Tax Items. In the event that the Parties cannot agree with respect to the positions taken on any Shared Liability Tax Items, New D&B shall have the right to determine the position taken with respect to such Shared Liability Tax Items; provided, however, that, if the Parties have not agreed with respect to the position taken, then, notwithstanding Article III hereof, the Corporation shall not be liable for any additional Tax liability imposed as a result of the position taken with respect to such Shared Liability Tax Items as compared with the position proposed by the Corporation.

                  (d) All Tax Returns filed on or after the Distribution Date shall be prepared on a basis that is consistent with the rulings obtained from the IRS or any other Governmental Authority in connection with the Reorganizations or Distribution (in the absence of a controlling change in law or circumstances) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a controlling change in law or circumstances and unless deviation from past practice would have no adverse effect on either Party, all Tax Returns filed after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed. In the event of a material deviation from such past practices by either Party, the deviating Party shall not be in breach of this Agreement, but, notwithstanding Article III, the other Party shall have no liability for any increased Taxes resulting from such deviation and the deviating Party shall hold the other Party harmless from any such increased Tax liability; provided, however, either Party filing any Tax Return that does not conform to such past practices shall not be liable for any additional Tax liability imposed (subject to Article III), in whole or in part, as a result of such deviation from past practice if: (i) for Tax Returns filed within three years of the Distribution Date, 30 days prior to the filing of such Tax Return, the Party filing such Tax Return notifies the other Party; and (ii) the Party filing such Tax Return establishes that conformity with past practice involves a significant risk of the imposition of a penalty.

ARTICLE III.  PAYMENT OF TAXES

                  SECTION 3.1. Separate Income Taxes. The Moody's Group and the New D&B Group shall be liable for and shall pay their own


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Separate Company Foreign, State or Local Income Taxes (or be entitled to their own refunds), including any liabilities arising from any audit adjustment (including any state, local or foreign audit adjustment resulting from a federal audit adjustment) for all periods. New D&B and the Corporation shall each be liable for one-half of any Separate Company Foreign, State or Local Income Taxes (or be entitled to one-half of such refunds) that do not relate to any member of the New D&B Group or any member of the Moody's Group.

                  SECTION 3.2. Combined and Consolidated Income Taxes. In the case of any Combined and Consolidated Income Taxes:

                  (a) Pre-Distribution Taxes.

                  (i) Unadjusted Taxes. The Corporation and New D&B shall each be liable for and shall pay one-half of all Unadjusted Taxes (or receive one-half of such refunds) of the Pre-Distribution D&B Group attributable to the Pre-Distribution Tax Period to the extent such Unadjusted Taxes become due and payable (or, in the case of refunds, are received) after the Distribution Date. The amount of Unadjusted Taxes payable by the Corporation and New D&B pursuant to this Section 3.2 (a)(i) shall be reduced by the amount of any estimated Taxes paid by the Pre-Distribution D&B Group (or any member thereof) prior to the Distribution Date. If the amount of any such estimated Taxes exceeds the amount of Unadjusted Taxes payable pursuant to this Section 3.2(a)(i), then the Party benefitting from such excess shall pay the other Party half of the amount of such excess.

                  (ii) Adjusted Taxes. Adjusted Taxes with respect to any Pre-Distribution Tax Period (A) shall be the responsibility of New D&B to the extent that the audit adjustments giving rise to the Adjusted Taxes relate to any member of the New D&B Group, (B) shall be the responsibility of the Corporation to the extent that the audit adjustments giving rise to the Adjusted Taxes relate to any member of the Moody's Group, and (C) shall be shared equally by the Corporation and New D&B to the extent that the audit adjustments giving rise to the Adjusted Taxes are attributable to neither a member of the New D&B Group nor a member of the Moody's Group. Notwithstanding the foregoing, if the Adjusted Taxes attributable to the New D&B Group or the Moody's Group pursuant to clauses (A) or (B) as the case may be, on the one hand, are a Tax liability and the Adjusted Taxes attributable to the other Party pursuant to such clauses, on the other hand, are a Tax refund, then (x) the Party with respect to which the Adjusted Taxes are a Tax liability shall pay the full amount of any net Adjusted Tax liability to the relevant taxing authority; (y) the Party with respect to which the Adjusted Taxes are a Tax refund shall be entitled to receive the full amount of any net Adjusted Tax refund from the relevant taxing authority; and (z) the Party with respect to which the Adjusted Taxes are a Tax liability shall pay the other Party the amount of such Tax refund (net of any amount received from a taxing authority pursuant to clause (y)). If the preceding sentence would apply but for the fact that the Adjusted Taxes in question are attributed to the Parties pursuant to clause (C) (rather than clause (A) or (B)), then the preceding sentence shall apply but shall be modified to account for the shared liability of the Parties pursuant to clause
(C).

                  (b) Post-Distribution Taxes. The Moody's Group and the New D&B Group shall each be responsible for their own Tax liabilities (or be entitled to their own refunds) attributable to all Post-Distribution Tax Periods, including Taxes shown on Tax Returns that have not yet been filed, as well as liabilities arising from any audit adjustment (including any state, local or foreign audit adjustment resulting from a federal audit adjustment).

                  (c) Any apportionment of Tax Items between Pre-Distribution Tax Periods and Post-Distribution Tax Periods will


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be done on a closing of the books basis, except that Tax Items that are calculated on an annual basis shall be apportioned on a time basis. The apportionment of subpart F income (as defined in Section 952 of the Code) shall be governed by the timing provisions of Section 951 of the Code.

                  SECTION 3.3. Other Taxes. The Moody's Group and the New D&B Group shall each be responsible for their own Other Taxes (or be entitled to their own refunds) for all periods. New D&B and the Corporation shall each be liable for one-half of any Other Taxes (or be entitled to one-half of such refunds) that do not relate to any member of the New D&B Group or any member of the Moody's Group.

                  SECTION 3.4. Restructuring Taxes. Notwithstanding any statement to the contrary in this Agreement and except as otherwise provided in the Distribution Agreement, to the extent that any Taxes are found to arise out of the Reorganization or the Distribution, then half of any such Tax liability incurred by the Parties (or any of their Subsidiaries) shall be the responsibility of New D&B and the other half of any such Tax liability shall be the responsibility of the Corporation.

                  SECTION 3.5.  Gain Recognition Agreements.

                  (a) Notwithstanding Sections 2.1 and 2.3 of this Agreement, New D&B shall prepare all documentation required to be filed with any Tax Returns, including required annual certifications, relating to gain recognition agreements under Section 367(a) of the Code entered into with respect to transactions relating to members of the New D&B Group, and the Corporation shall prepare all documentation required to be filed with any Tax Returns, including required annual certifications, relating to gain recognition agreements under
Section 367(a) of the Code entered into with respect to transactions relating to members of the Moody's Group. Such documentation shall be provided to the Party filing the relevant Tax Return at least 30 days prior to the date on which such Tax Return is due (including extensions), and the Party filing such Tax Return shall be obligated to file such documentation with the appropriate Tax Return.

                  (b) In the event that any member of the Moody's Group transfers, liquidates or otherwise disposes of the stock or assets of any entity subject to a gain recognition agreement under Section 367(a) of the Code that results in any member of the New D&B Group recognizing gain pursuant to such gain recognition agreement, then the Corporation shall be liable for any resulting Taxes that any member of the New D&B Group is required to pay. In the event that any member of the New D&B Group transfers, liquidates or otherwise disposes of the stock or assets of any entity subject to a gain recognition agreement under Section 367(a) of the Code that results in any member of


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the Moody's Group recognizing gain pursuant to such gain recognition agreement, then New D&B shall be liable for any resulting Taxes that any member of the Moody's Group is required to pay.

                  SECTION 3.6.  Indemnification.

                  (a) Indemnification by New D&B. New D&B shall indemnify, defend and hold harmless the Moody's Group (and their respective affiliates) from and against any and all Tax liabilities allocated to the New D&B Group by this Agreement.

                  (b) Indemnification by the Corporation. The Corporation shall indemnify, defend and hold harmless the New D&B Group (and their respective affiliates) from and against any and all Tax liabilities allocated to the Moody's Group by this Agreement.

                  (c) Indemnity Payments.

                  (i) To the extent that one Party (the "Indemnifying Party") owes money to another Party (the "Indemnitee") pursuant to this Section 3.6, the Indemnitee shall provide the Indemnifying Party with its calculations of the amount required to be paid pursuant to this Section 3.6, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. The Indemnifying Party shall pay the Indemnitee, no later than the later of 30 business days prior to the due date (including extensions) of the relevant Tax Returns and 14 business days after the Indemnifying Party receives the Indemnitee's calculations, the amount that the Indemnifying Party is required to pay or indemnify the Indemnitee under this
Section 3.6 unless the Indemnifying Party disagrees with the Indemnitee's calculations (in which case any dispute regarding such calculations shall be resolved in accordance with Section 5.4 of this Agreement).

                  (ii) All indemnity payments shall be net of any Tax Benefit and grossed-up in the case of any Tax Detriment to the Indemnitee as a result of the payment of such Taxes.

                  (iii) All indemnity payments shall be treated as contributions to capital and/or dividends immediately prior to the Distribution.

ARTICLE IV.       TAX ATTRIBUTES, TIMING ADJUSTMENTS AND
                  REORGANIZATION TAX PAYMENTS

                  SECTION 4.1. Carrybacks. In the event any net operating loss, capital loss or credit of either party for any Post-Distribution Tax Period is eligible to be carried back to a Pre-Distribution Tax Period for which a consolidated or combined


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Income Tax Return was filed (any such amount, an "Eligible Amount"), such party may, to the extent permitted under applicable Tax law, elect not to carry back such Eligible Amount. To the extent any Eligible Amount is carried back by and used by either New D&B or the Corporation for a Pre-Distribution Tax Period, then the Corporation shall be obligated to pay one-half of any refund that it receives as a result of such carried back Eligible Amount to New D&B. Upon request by the either Party, the other Party shall, within 90 days of such request, deliver an officer's certificate to the requesting Party stating whether or not it has any Eligible Amount.

                  SECTION 4.2. Timing Adjustments, Reorganization Tax Payments, and Deferred Compensation Deductions.

                  (a) Deferred Compensation Deductions.

                  (i) New D&B shall be entitled to take all Deferred Compensation Deductions that result from the exercise of stock options in New D&B, and the Corporation shall be entitled to take all Deferred Compensation Deductions that result from the exercise of stock options in the Corporation, in each case notwithstanding the fact that some or all of the services in respect of which the stock option was granted may have been performed for the other party. If, after the date of this Agreement, the IRS or any other Governmental Authority issues rules, regulations or other authority contrary to the above treatment of such Deferred Compensation Deductions, then New D&B and the Corporation shall confer and determine whether a change in the above reporting position should be made. If the parties disagree as to whether the reporting position should be changed, then counsel reasonably acceptable to both parties will be retained to make the determination. For purposes of this Agreement, the issuer's inability to claim such Deferred Compensation Deduction because of a change in the above reporting position shall be treated as a Deferred Compensation Adjustment and governed by Section 4.2(a)(ii) below.

                  (ii) If an audit or other examination of any Income Tax Return for any taxable period shall result (by settlement or otherwise) in a Deferred Compensation Adjustment, then the Party for whom the Deferred Compensation Deduction was disallowed (the "Audited Party") shall promptly notify the other Party (the other Party in this case shall be the Indemnifying Party) of the disallowance of such Deferred Compensation Deduction. Subject to subsection
(iii) below regarding contests, the Indemnifying Party shall, within 10 days of such notification, pay the Audited Party the amount of the Tax Detriment to the Audited Party resulting from the denial of such Deferred Compensation Deduction. It is the intention of the parties that if at any time the Audited Party is required to make a payment with respect to such Deferred Compensation Adjustment, then the Indemnifying Party shall pay the amount of such payment to the Audited Party prior to the time any such payment is due.

                  (iii) The Indemnifying Party may, within ten business days of receiving the notification referred to in clause (ii), request the consent of the Audited Party to contest the denial of the Deferred Compensation Deduction. The Indemnifying Party and the Audited Party shall consult in good faith regarding the Audited Party's consent to the contest. The Indemnifying Party may not contest the denial of any Deferred Compensation Deduction unless (a) the Indemnifying Party receives written consent from the Audited Party permitting the contest within ten business days of the Indemnifying Party's request for such consent; or (b) in the event that the Audited Party does not so consent, the Indemnifying Party receives an opinion from counsel mutually acceptable to the Indemnifying Party and the Audited Party stating that the Indemnifying Party on behalf of the Audited Party will more likely than not prevail in such contest within 60 days of such request. In either event, to the extent practicable, the Indemnifying Party shall have the right to control the conduct of the contest, including settlement or other disposition thereof, and shall bear all costs and expenses of such contest; provided, however, that the Audited Party shall have the right to consult with the Indemnifying Party regarding the contest at the Audited Party's own expense. The Audited Party shall cooperate with the Indemnifying Party and its representatives in a prompt and timely manner in connection with such contest. If the Audited Party does not consent to the contest, and the opinion of counsel referred to in clause (b) is not obtained, the Indemnifying Party shall pay the amount due to the Audited Party pursuant to this section at the end of the 60 day period referred to in clause (b). If the Indemnifying Party contests the denial but does not prevail in such contest, the Indemnifying Party shall pay the amount due to the Audited Party pursuant to this section within ten business days of receipt of notice of the final disposition of the contest.

                  (iv) Withholding and Reporting. If an individual who is
                       --------------------------
employed by either a member of the New D&B Group or a member of the Moody's Group (the "Employing Member") exercises a stock option in the Corporation (in the case of an employee of a member of the New D&B Group) or in New D&B (in the case of an employee of the Moody's Group), the Corporation or New D&B, as the case may be, shall transfer (or cause to be transferred) to the Employing Member, within one business day, an amount equal to the amount required to be withheld from amounts paid to an employee upon the exercise of such option in order to satisfy the requirements of the Code (and any similar requirements of state, local or foreign law) with respect to income tax withholding and the withholding of the employee's share of the Federal Insurance Contributions Act ("FICA") tax and any other amounts required by law to be withheld. The Employing Member shall fulfill all requirements under the Code (and any similar requirements of state, local and foreign law) related to the reporting (including, without limitation, Internal Revenue Service Form W-2 in the case of employees of the Employing Member and Internal Revenue Service Form 1099 in the case of non-employee directors of the Employing Member) and payments of any withheld amounts to the Internal Revenue Service (or other applicable authority), as well as the payment of the employer's share of the FICA tax and the Federal Unemployment Tax Act tax.

                  (b) If an audit or other examination of any Income Tax Return for any taxable period shall result (by settlement or otherwise) in a Timing Adjustment, or if any Reorganization Tax Payment is made by either Party, then:

                  (i) The Party benefitting from the Timing Adjustment or Reorganization Tax Payment shall pay the other Party the Excess Amount of any Tax Benefit that results from such Timing Adjustment or Reorganization Tax Payment within 30 business days of the date such Tax Benefits are realized; and

                  (ii) Notwithstanding the foregoing, the Party entitled to obtain such Tax Benefit shall only be required to take steps to obtain such Tax Benefit or to pay the other Party if, in the opinion of its tax counsel, which counsel shall be reasonably acceptable to the other Party, the reporting of such Tax Benefit shall not expose the first Party to the imposition of a penalty.

                  (c) If an audit or other examination of any Income Tax Return for any taxable period shall result (by settlement or otherwise) in a Timing Adjustment to the Tax Detriment of either Party after the Distribution Date, then the other Party shall pay the Party suffering such Tax Detriment the lesser of (i) the Excess Amount of any such Tax Detriment and (ii) the Excess Amount of the actual Tax Benefit to the other Party that results from such Timing Adjustment.

                  (d) The "Excess Amount" of any Tax Benefit or Tax Detriment is the absolute value of the difference between (x) the amount of the Tax Benefit or Tax Detriment and (y) the amount of such Tax Benefit or Tax Detriment allocable pursuant to this Agreement to the Party obtaining such Tax Benefit or Tax Detriment.

                  (e) Realization of Tax Benefits.

                  (i) For purposes of this Section 4.2, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable. Where a Party has other losses, deductions, credits or similar items available to it, such deductions, credits or similar items of such Party may only be applied after the use of any Timing Adjustment or Reorganization Tax Payment.

                  (ii) Either Party may, at its election, pay the amount of any Tax Benefit to the other Party rather than filing amended returns or otherwise reflecting adjustments or taking positions on its Tax Returns. If such an election is made, the Party making such election will be treated as having realized a Tax Benefit at the time it would have realized a Tax Benefit had it chosen to file amended returns or otherwise to reflect adjustments or to take positions on its Tax Returns.

                  (f) Tax Benefits Subsequently Denied. If any Tax Benefit realized pursuant to Section 4.2(e)(i) is subsequently denied, then the Corporation or New D&B, as the case may be, shall be obligated to refund the amount of any payment for such Tax Benefit in accordance with
Section 3.6(c) of this Agreement.

ARTICLE V.  TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

                  SECTION 5.1.  Tax Audits and Controversies.

                  (a) (i) In the case of any audit, examination or other proceeding ("Proceeding") brought against either Party (or its Subsidiaries) with respect to Taxes for which the other Party is or may be liable in whole or in part pursuant to this Agreement, the Party subject to such Proceeding shall promptly inform the other Party and shall execute or cause to be executed any powers of attorney or other documents necessary to enable the other Party to take all actions desired with respect to such Proceeding consistent with this
Section 5.1. Each Party shall have the right to control, at its own expense, the portion of any such Proceeding that relates to Taxes for which such Party is or may be liable pursuant to this Agreement; provided, however, that New D&B shall have the right to control, with each party bearing half of the related expenses, that portion of any Proceeding relating to Shared Liability Tax Items.

                      (ii) In the case of a Tax Item in the nature of a refund for which the Parties share entitlement under this Agreement, the Parties shall confer in good faith and determine whether and to what extent such refund should be pursued, with each Party bearing half of the related costs of pursuing such refund. If the Parties disagree as to the extent to which such refund should be pursued, the matter shall be referred to an independent accounting firm (or an independent law firm, in the case of litigation) (each an "Independent Firm") mutually agreeable to the Parties. If such Independent Firm is able to provide an opinion that it is "more likely than not" that the Parties shall prevail as to the claim or claims disputed between the Parties in such refund request, then the Parties shall proceed with the pursuit of such refund, with costs of such consultation and all further costs in connection with the pursuit of such refund shared equally by the Parties. If the Independent Firm is not able to provide such opinion, neither Party shall further pursue such refund, and the Party that requested the consultation with the Independent Firm shall bear all of the costs of such consultation.

                  (b) The Party in control of a Proceeding or any part thereof pursuant to Section 5.1(a) above shall consult with the other Party with respect to any issue that may affect such other Party (or its Subsidiaries). The Party in control of such Proceeding or any part thereof shall not enter into any final settlement or closing agreement that may adversely affect the other Party (or its Subsidiaries) without the consent of such other Party, which consent may not unreasonably be withheld. Where consent to any final settlement or closing agreement is withheld, the Party withholding consent shall continue or initiate further proceedings, at its own expense, and the liability of the Party in control of such Proceeding with respect to Taxes encompassed by the proposed final settlement or closing agreement shall not exceed the liability that would have resulted from the proposed closing agreement or final settlement (including interest, additions to Tax and penalties which have accrued at that time).

                  (c) If New D&B determines that a Proceeding with respect to any Shared Liability Tax Item should be pursued in the United States District Court or any other forum in which payment of the Taxes in dispute must be made in advance, then the Corporation shall make one-half of the advance payment required, and New D&B shall make the other half of the advance payment required, with respect to such Shared Liability Tax Item at the time such advance payment is due. If the total Tax liability with respect to such Shared Liability Tax
Item is later determined to be greater than the amount of the advance payment, then the Corporation shall pay New D&B one-half of such difference, and if the total Tax liability with respect to such Shared Liability Tax Item is later determined to be less than the amount of the advance payment, then New D&B shall pay the Corporation one-half of such difference, in either case at the time of such later determination.

                  (d) If the Indemnifying Party determines that a Proceeding with respect to any Deferred Compensation Adjustment should be pursued in the United States District Court or any other forum in which payment of the Taxes in dispute must be made in advance, then the Indemnifying Party shall make the advance payment required with respect to such Deferred Compensation Adjustment at the time such advance payment is due. If the total Tax liability with respect to such Deferred Compensation Adjustment is later determined to be greater than the amount of the advance payment, then the Indemnifying Party shall pay the difference, and if the total Tax liability with respect to such Deferred Compensation Adjustment is later determined to be less than the amount of the advance payment, then the Audited Party shall pay the Indemnifying Party the difference, in either case at the time of such later determination.

                  SECTION 5.2. Cooperation. The Corporation and New D&B shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and other documents and make available such information and documents as are necessary to carry out the intent of this Agreement. To the extent such cooperation involves the services of officers, directors, employees, or agents of either Party, such services shall be made available in accordance with
Section 2.9 of the Distribution Agreement. Each Party agrees to notify the other Party of any audit adjustment that does not result in Tax liability but can reasonably be expected to affect Tax Returns of the other Party or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, if a Party (the "Nonperforming Party") fails to give its full cooperation and use reasonably diligent efforts in the conduct of an audit or other proceeding as provided by this Section 5.2, and such failure results in the imposition of additional Taxes for the period or periods involved in the audit or other proceeding, the Nonperforming Party shall be liable in full for such additional Taxes.

                  SECTION 5.3.  Retention of Records; Access.

                  (a) The Corporation and New D&B shall, and shall cause each of their Controlled Entities to, retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Pre-Distribution D&B Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any

Taxes payable by any member of the Pre-Distribution D&B Group or any combination of such members.

                  (b) The Corporation and New D&B shall, and shall cause each of their Controlled Entities to, give to the other Party reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by any member of the Pre-Distribution D&B Group or any combination of such members and for any audits and litigation relating to such Tax Returns or to any Taxes payable by any member of the Pre-Distribution D&B Group or any combination of such members and (ii) its personnel and premises, for the purpose of the review or audit of such reports or returns to the extent relevant to an obligation or liability of a Party under this Agreement and in accordance with the procedures provided in Article IV of the Distribution Agreement.

                  (c) The obligations set forth above in Sections 5.3(a) and 5.3(b) shall continue until the final conclusion of any litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has knowledge that such statute of limitations has expired.

                  (d) Notwithstanding any other provision of this Agreement, if a Party fails to comply with any of its obligations set forth in this Section
5.3 and such failure results in the imposition of additional Taxes, such nonperforming Party shall be liable in full for such additional Taxes.

                  SECTION 5.4. Dispute Resolution. Any dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, shall be resolved in the manner set forth in Article VI of the Distribution Agreement.

                  SECTION 5.5. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article IV of the Distribution Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE VI.  MISCELLANEOUS

                  SECTION 6.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

                  SECTION 6.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

                  SECTION 6.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

                  SECTION 6.4. Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement shall be shared equally by the Parties. Except as otherwise set forth in this Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date.

                  SECTION 6.5. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To the Corporation:

                  Moody's Corporation
                  99 Church Street
                  New York, NY  10007
                  Attn:  General Counsel

                  To New D&B:

                  The Dun & Bradstreet Corporation
                  One Diamond Hill Road
                  Murray Hill, NJ 07974
                  Attn:  General Counsel

                  SECTION 6.6. Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

                  SECTION 6.7. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.

                  SECTION 6.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

                  SECTION 6.9. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

                  SECTION 6.10. Termination. This Agreement may be terminated, amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of the Corporation without the approval of New D&B or the stockholders of the Corporation. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

                  SECTION 6.11. Controlled Entities. Each of the Parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Controlled Entity of such Party or by any entity that is contemplated to be a Controlled Entity of such Party on and after the Distribution Date.

                  SECTION 6.12. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                  SECTION 6.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 6.14. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  SECTION 6.15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

                  SECTION 6.16. Consent to Jurisdiction. Without limiting the provisions of Section 5.4 hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.16. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 6.17. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

                                        THE DUN & BRADSTREET CORPORATION


                                        By: ______________________
                                            Name:
                                            Title:



                                        THE NEW D&B CORPORATION

                                        By: ______________________
                                            Name:
                                            Title: